EXHIBIT 99

[GRAPHIC]	PPG Industries PPG Industries, Inc. One PPG Place Pittsburgh, Pa. 15272 USA www.ppg.com

News	Contact: Jeff Worden 412-434-3046

Investors: Douglas B. Atkinson 412-434-2120

PPG reports on first quarter

PITTSBURGH, April 17, 2003 – PPG Industries reported today first quarter net income of $78 million, or 46 cents a share, which includes aftertax charges of $6 million, or 3 cents a share, for the cumulative effect of a required change in the accounting for asset retirement obligations, and $3 million, or 2 cents a share, to reflect the net increase in the current value of the company’s obligation under the previously reported asbestos settlement agreement. Sales for the quarter were $2.1 billion.

This compares with first quarter 2002 net income of $34 million, or 20 cents a share, including aftertax charges of $55 million, or 33 cents a share, for restructuring and $9 million, or 5 cents a share, for the cumulative effect of a required accounting change for goodwill and other intangible assets. Sales for the quarter were $1.9 billion.

First quarter 2003 income before income taxes, minority interest and cumulative effect of accounting change was $151 million. This compares with $84 million for the same quarter in 2002.

“Our first quarter earnings benefited from stronger commodity chemical prices, significant growth from new products in our optical business and modest volume gains in most of our coatings businesses. The lack of last year’s restructuring costs contributed further to the improvement in our first quarter results,” said Raymond W. LeBoeuf, chairman and chief executive officer. “Certain rising costs, however, absorbed about half of all of these benefits. Principal among those rising costs were higher pension and retiree benefits costs, which we knew going into this year. In addition, as the quarter unfolded, already high energy prices soared even higher.

“For the remainder of the year, not only will we retain our commitment to research and development, we will also remain committed to generating cash and reducing debt while seizing opportunities to generate organic growth.”

In the quarter, the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” were adopted, resulting in a charge for the cumulative effect of an accounting change of $6 million aftertax. This standard requires the company to recognize asset retirement obligations in the period in which they are incurred, if a reasonable estimate of fair value can be made.

Consistent with previous disclosures, first quarter 2003 earnings included approximately $37 million, or 13 cents a share, of higher pension and retiree medical costs compared with a year ago.

Coatings sales increased $72 million, or 7 percent, due to the strengthening of foreign currencies and stronger volumes in the architectural, aerospace, automotive original equipment and industrial businesses. Volumes were up 2 percent with the largest increases in North American and Asian businesses while European volumes were down about 2 percent. Operating earnings increased $68 million primarily because of lower restructuring costs of $77 million as well as improved volumes, increased manufacturing efficiencies and the favorable effects of foreign currency translation. These were partly offset by higher pension and retiree medical costs.

Glass sales increased $28 million, or 6 percent, on stronger volumes in the automotive original equipment business as well as the strengthening of foreign currencies. Operating earnings were down $14 million because higher energy costs and higher pension and retiree medical costs more than offset the benefit of higher volumes, lower overhead costs and improved manufacturing efficiencies.

Chemicals sales increased $96 million, or 29 percent, on higher selling prices for our commodity products, stronger volumes primarily in the optical business and the strengthening of foreign currencies. Operating earnings were up $19 million largely because of higher selling prices and volumes. These were offset, in part, by higher energy costs, higher pension and retiree medical costs and additional selling and advertising costs in the optical business.

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Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding first quarter 2003 results may be heard by telephone at 412-434-2816 or on PPG’s Web site (www.ppg.com) until 5 p.m. ET April 25. The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Financial on PPG’s Web site.

Forward-Looking Statement

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that affect the company’s operations, as discussed in PPG Industries’ reports filed with the Securities and Exchange Commission, and the implementation of the asbestos settlement referenced above, also discussed in PPG’s reports filed with the Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in those rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement does not become effective. Further, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company’s consolidated financial condition, operations or liquidity.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended March 31
	2003	2002
Net sales	$2,071	$1,875
Cost of sales	1,343	1,189

GROSS PROFIT	728	686
Other expenses (earnings):
Selling & other	449	408
Depreciation	90	91
Interest	28	33
Amortization	7	8
Asbestos settlement – net	5	—
Business realignments	—	81
Other – net	(2)	(19)

INCOME BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE	151	84
Income tax expense	55	33
Minority interest	12	8

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	84	43
Cumulative effect of accounting change, net of tax	(6)	(9)

NET INCOME	$78	$34

Earnings per common share:
Income before cumulative effect of accounting change	$0.49	$0.25
Cumulative effect of accounting change, net of tax	(0.03)	(0.05)

Earnings per common share	$0.46	$0.20

Earnings per common share – assuming dilution:
Income before cumulative effect of accounting change	$0.49	$0.25
Cumulative effect of accounting change, net of tax	(0.03)	(0.05)

Earnings per common share – assuming dilution	$0.46	$0.20

Average shares outstanding	169.6	168.6

Average shares outstanding – assuming dilution	170.3	169.5

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.” The adoption of this new standard resulted in a charge for the cumulative effect of an accounting change of $6 million aftertax, or 3 cents a share, for the three months ended March 31, 2003. This standard requires the Company to recognize asset retirement obligations in the period in which they are incurred, if a reasonable estimate of fair value can be made.

CONDENSED BALANCE SHEET (unaudited)

	March 31 2003	Dec. 31 2002
	(millions)
Current assets:
Cash & cash equivalents	$77	$117
Receivables – net	1,649	1,486
Inventories	1,004	942
Other	365	400

Total current assets	3,095	2,945
Investments	278	262
Property less accumulated depreciation	2,611	2,632
Goodwill & identifiable intangible assets	1,574	1,561
Other assets	493	463

TOTAL	$8,051	$7,863

Current liabilities:
Short-term debt & current portion of long-term debt	$332	$352
Asbestos settlement	183	190
Accounts payable & accrued liabilities	1,429	1,378

Total current liabilities	1,944	1,920
Long-term debt	1,699	1,699
Asbestos settlement	574	566
Deferred income taxes	66	64
Accumulated provisions	1,387	1,333
Minority interest	145	131
Shareholders’ equity	2,236	2,150

TOTAL	$8,051	$7,863

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended March 31
	2003	2002
	(millions)
Net sales
Coatings	$1,124	$1,052
Glass	516	488
Chemicals	431	335

TOTAL	$2,071	$1,875

Operating income
Coatings	$139	$71
Glass	6	20
Chemicals	46	27

TOTAL	191	118
Interest – net	(25)	(31)
Asbestos settlement – net	(5)	—
Other unallocated corporate expense – net	(10)	(3)

INCOME BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE (1)	$151	$84

(1)	Income before income taxes, minority interest and cumulative effect of accounting change for the three months ended March 31, 2002, includes a charge of $81 million for restructuring and other related activities, including severance and other costs of $66 million and asset dispositions of $15 million. The amounts by business segment were as follows:

3 Months Ended March 31 2002
Coatings	$77
Glass	1
Chemicals	1
Corporate	2

$81

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